Boston Therapeutics Receives $500,000 Equity Investment

MANCHESTER, NH -- (Marketwire - June 14, 2012) - Boston Therapeutics, Inc. (OTCQB: BTHE) (OTCBB: BTHE) ("Boston Therapeutics" or "the Company"), a developer of complex carbohydrate therapeutics to treat diabetes and inflammatory diseases, today announced that it has received a $500,000 equity investment in two $250,000 tranches from a subsidiary of Advance Pharmaceutical Company Ltd. (APC). APC is a privately-held company based in Hong Kong and has exclusive distribution rights for SUGARDOWN® in Hong Kong, China and Macau.

"This investment and commitment to our Company is an important milestone as we develop and grow our business. We believe that Advance Pharmaceutical is an excellent business partner to commercialize SUGARDOWN® in Asia," said David Platt, Ph.D., Chief Executive Officer, Boston Therapeutics. "Advance Pharmaceutical has a strong market presence in Hong Kong and Southern China with several of its drugs taking lead positions in those markets. We believe their experience in product development, regulatory, licensing, marketing, distribution and international trade provide valuable growth opportunities for Boston Therapeutics," said Platt.

Terms of the investment were 1,000,000 shares of common stock priced at $0.50. Advance Pharmaceutical's subsidiary made a $200,000 equity investment in the Company in 2011. In April 2012, Advance Pharmaceutical placed an order for $157,000 to market SUGARDOWN® in its licensed territory.

According to an article published in the New England Journal of Medicine, 92 million adults in China have diabetes and 148 million adults are pre-diabetic (Yang, et al., NEJM 2010; 362:1090.).

About SUGARDOWN®
SUGARDOWN®, a non-systemic dietary supplement, is a complex carbohydrate-based chewable tablet designed to moderate post-meal blood glucose for people concerned about their blood glucose levels. It is a proprietary polysaccharide taken before meals and works in the gastrointestinal tract to block the action of carbohydrate-hydrolyzing enzymes which break down carbohydrates into simple sugars.

SUGARDOWN® is commercially available at www.sugardown.com

About Advance Pharmaceutical
Advance Pharmaceutical Company (APC) is a leading Hong Kong-based pharmaceutical company. APC currently sells more than 400 types of licensed pharmaceutical products, consisting of prescription and over the counter products to local dispensaries, medicine shops, clinics and hospitals, as well as chain stores, such as 7-11, Wellcome, Park-N-Shop, Mannings and Watson's. Outside of Hong Kong, APC has been building and maintaining its marketing network in Macau since 1983 and has many years of experience in exporting and distributing pharmaceutical products to China. APC products penetrate 90% of dispensaries and drug stores in Macau. Additional information is available at http://www.apc.com.hk

About Boston Therapeutics, Inc.
Boston Therapeutics, headquartered in Manchester, NH, is a leader in the field of complex carbohydrates, a specialized field involving understanding the importance of the role that carbohydrates play in biochemistry and progression of diseases. The Company's initial product pipeline is focused on developing and commercializing therapeutic molecules for diabetes: PAZ320, a non-systemic chewable therapeutic compound designed to reduce post-meal glucose elevation, SUGARDOWN®, a non-systemic chewable complex carbohydrate dietary supplement designed to moderate post-meal blood glucose, and IPOXYN™, a systemic, injectable complex carbohydrate-based oxygen therapeutic for limb ischemia. More information is available at www.bostonti.com.

Forward Looking Statements
The Company's views as of the date of this press release should not be relied upon to represent the Company's views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

More information about those risks and uncertainties is contained and discussed in the Company's most recent quarterly or annual report and in the Company's other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company's views as of the date of this press release and should not be relied upon to represent the Company's views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact:

Boston Therapeutics, Inc.
Anthony Squeglia
Investor Relations
Phone: 603-935-9799
Email Contact: anthony.squeglia@bostonti.com
www.bostonti.com

Investor Relations:
MZ Group
Scott Powell
Senior Vice President
Phone: 212-301-7130
Email: scott.powell@mzgroup.us
Web: www.mz-ir.com